Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202-4444

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
gkane@teton-energy.com
www.teton-energy.com

DENVER - (PR Newswire) - January 4, 2006 - Teton Energy Corporation (AMEX: TEC), an independent oil and natural gas producer focused on the acquisition, exploration and development of North American properties, today announced that it has signed a definitive agreement with Noble Energy, Inc. (NYSE: NBL) to develop Teton’s acreage in the Eastern Denver-Julesburg Basin (DJ Basin). The transaction is expected to close by the end of January.

The terms of the agreement call for Noble Energy to pay Teton $300,000, in cash, at signing, followed by $2.7 million, in cash, subject to certain contingencies, at the end of the due diligence period on January 27, 2006. Noble will also commit to drill and complete 20 wells on Teton acreage, at no cost to Teton. The first 10 wells must be drilled and completed by December 31, 2006, with the second 10 wells to be drilled and completed by March 1, 2007. Thereafter, Teton and Noble will share all future drilling costs according to their respective working interests. Upon completion of the 20-well earning program, Noble will earn a 75% interest in approximately 182,000 net acres, with Teton retaining a 25% working interest.

Teton’s DJ Basin acreage represents a potential eastward extension of the prolific Niobrara formation producing trend in Yuma County, Colorado. Two major 36-inch pipelines, the Kinder Morgan Pony Express and the Kinder Morgan Trailblazer lines, traverse the Teton acreage.

Karl F. Arleth, Teton’s President and CEO, said: "We are very pleased to have Noble as a partner in our DJ Basin project. We see today’s agreement as an opportunity for Teton to manage the risk and cost of developing our DJ Basin acreage position. Noble’s substantial technical and operational expertise in the DJ Basin makes them the ideal operator. Teton will continue to devote substantial effort to capturing additional opportunities in 2006. Today’s agreement exemplifies Teton’s strategy of acquiring assets with acceptable exploration and production risk profiles and then creating additional shareholder value by partnering with top operating companies to realize the upside potential of the asset.”

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S. The Company's common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company's website, www.teton-energy.com, and through additional press releases as the projects develop.

Forward-Looking Statements
This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary's expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K for the year ended December 31, 2004. Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.teton-energy.com. Copies are available without charge, upon request from the Company.